HomeTrust Bank to Acquire United Financial of North Carolina, Inc.

ASHEVILLE, NC - December 12, 2016 - HomeTrust Bancshares, Inc. (NASDAQ: HTBI), the holding company for HomeTrust Bank (“HomeTrust”), announced today that HomeTrust has entered into an agreement to acquire United Financial of North Carolina, Inc. (“United Financial”), a municipal lease finance company headquartered in Fletcher, North Carolina.
United Financial was founded in 1990 by current President/Owner William “Bill” Ammons. It specializes in providing financing for fire departments and municipalities for the purchase of fire trucks and related equipment as well as the construction of fire stations and other municipal buildings across the Carolinas and other southeastern states. United Financial underwrites and originates these municipal leases and then sells them to HomeTrust or other financial institutions.
Effective January 1, 2017, United Financial will conduct business under the name United Financial, a division of HomeTrust Bank. All of United Financial’s current employees will join HomeTrust including Mr. Ammons who will become Director of Municipal Leasing at the Bank.
“I am pleased that we can continue to build on our 25-year relationship with United Financial,” said Dana L. Stonestreet, President and CEO of HomeTrust. “By combining with a company that provides such excellent customer service within a niche market, we have a unique opportunity to continue United Financial’s legacy and expand our municipal lease finance product line for many years to come.”
“We are excited to become a part of the HomeTrust Bank family,” said Bill Ammons, President/Owner of United Financial. “We believe this is a tremendous opportunity to combine the financial strength of HomeTrust with United Financial’s long-term success of building relationships and providing unique and personalized financial solutions to our municipal customers. We look forward to providing enhanced municipal finance products and services to our existing and expanding customer base.”
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank (the “Bank”). As of September 30, 2016, HomeTrust had assets of $2.8 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 39 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and a loan production office in Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). In 2016, the Bank is celebrating its 90th Anniversary and nine decades of commitment to its customers, employees and surrounding communities. The Bank is the 6th largest community bank headquartered in North Carolina.
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Contact:
HomeTrust Bancshares, Inc.
Dana L. Stonestreet - Chairman, President and CEO
Tony J. VunCannon - Executive Vice President, CFO, and Treasurer
828-259-3939